Exhibit 99.1

News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Cynthia A. Lance
Executive Vice President and Corporate Secretary
(630) 875-7345
TRADED:	NASDAQ Global Select Market	www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. WELCOMES TWO NEW DIRECTORS

ITASCA, IL., AUGUST 24, 2010 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, announced today the appointment of Phupinder S. Gill, President of CME Group, and Michael J. Small, President and Chief Executive Officer of Aircell Holdings, LLC to its Board of Directors effective immediately.

“We are extremely fortunate to have both Phupinder Gill and Michael Small join an already outstanding Board of Directors,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “Both Phupinder and Michael bring significant financial and operating experience to our Board and we look forward to their insight and counsel.”

As President of CME Group, the world’s leading and most diverse derivatives marketplace, Mr. Gill is responsible for implementing strategic initiatives and overseeing the exchange’s divisions responsible for technology, clearing, products and services, global operations and enterprise solutions.

Mr. Small has significant strategic and operating experience in the communications industry, including his current position as President and Chief Executive Officer of Aircell Holdings, LLC, a leader in airborne communications, and as the former Chief Executive Officer and Director of Centennial Communications Corporation.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market.  As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 64 communities, primarily in metropolitan Chicago.
# # #